Franklin Bank Corp. Announces 2007 Results

•
Franklin had net income of $0.27 per diluted share excluding goodwill impairment and a net loss of $1.85 per diluted share including the charge. Franklin recorded an after tax goodwill impairment charge of $2.12 per diluted share.

•	Franklin added reserves of $0.61 per diluted share in the fourth quarter.
•	Community banking fees increased 59% over last year.

HOUSTON, January 31 /PRNewswire-First Call/ -- (NASDAQ: FBTX) (AMEX:FBK-P) Franklin Bank Corp. (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced a net loss of approximately $45.2 million or $1.85 per diluted share for 2007 compared to earnings of $15.5 million or $0.65 per diluted share for 2006. The net loss was primarily due to Franklin’s non-cash estimated impairment of goodwill of $65.0 million and an increase to the loan loss allowance of $23.5 million in the fourth quarter.

Franklin had a net loss of $66.1 million for the fourth quarter of 2007 compared to a net loss of $4.0 million in the fourth quarter of 2006 primarily from the estimated goodwill impairment and the addition to the allowance for loan losses.

“During the fourth quarter of 2007 we significantly increased our allowance for credit losses by approximately $23.5 million. While this increase obviously had a negative impact on our quarterly and yearly earnings, it was necessary and prudent given the turmoil in the housing markets nationwide, which has negatively impacted our home builder customers and many single family borrowers. We believe that this action better positions us to weather the current challenging economic environment,” remarked Anthony J. Nocella, President and CEO of Franklin Bank Corp.

We also recorded a $65.0 million goodwill impairment as a result of our low stock price which has been driven by these current market conditions. Franklin Bank continues to be well capitalized under all regulatory capital requirements,” Nocella added.

“We have experienced income growth in our community bank and expect this to continue. Deposit fees are up 59% over last year and 8% over last quarter. Organic loan growth was 19.9% over last year and asset quality in the community bank remains excellent. With the addition of seven branches during 2007, we now have 45 branches in 31 communities and believe our Texas banking franchise is well positioned for the future,” stated Andy Black, President and Chief Operating Officer of Franklin Bank, S.S.B.

Financial Results:

Comparison of the years ended December 31, 2007 and 2006:
*	Franklin had a net loss of $45.2 million or $1.85 per diluted share. This compares to net income of $15.5 million or $0.65 per share in 2006.
*	Community banking deposits increased 38% to $2.0 billion.
*	Deposit fees rose 59%.
*	Franklin's assets increased 4% to $5.7 billion.

Comparison of the quarters ended December 31, 2007 and 2006:
*	Franklin had a net loss of $66.1 million or $2.64 per diluted share compared to a net loss of $4.0 million or $0.17 per diluted share for 2006.
*	Net interest income increased 11%.

Earnings

Franklin had net loss, available to common stockholders, for the year of $45.2 million or $1.85 per diluted share compared to $15.5 million or $0.65 per diluted share for 2006. The decrease in net income was primarily the result of the previously discussed $23.5 million of additional loan loss reserves, pre-tax, and a pre-tax estimated goodwill impairment charge of $65.0 million.

For the quarter ended December 31, 2007, Franklin had a net loss of $66.1 million or $2.64 per diluted share compared to net income of $7.5 million or $0.30 per diluted share for the quarter ended September 30, 2007 and a net loss of $4.0 million or $0.17 per diluted share for the quarter ended December 31, 2006. The loss in 2007 was primarily the result of the additional loan loss reserves and the estimated goodwill impairment, while the loss in 2006 was primarily the result of a pre-tax charge of $14.0 million related to the restructuring of the single family loan portfolio.

For the year ended December 31, 2007, net interest income increased $8.6 million to $101.3 million compared to $92.7 million at December 31, 2006. The increase was primarily attributable to the increase in higher yielding commercial loans during the year.

Net interest income was $26.1 million for the quarter ended December 31, 2007 compared to $27.4 million for the quarter ended September 30, 2007, and $23.5 million for the quarter ended December 31, 2006. The decrease from the previous quarter was primarily the result of an increase in commercial loans on non-accrual that reduced net interest income by $789,000. The increase from the last quarter in the prior year was primarily the result of the increase in higher yielding commercial and consumer loans as well as a decrease in our funding costs of 24 basis points.

For the years ended December 31, 2007 and 2006, non-interest income was $33.3 million and $8.7 million, respectively, an increase of $24.6 million. The increase from the prior year was primarily the result of the $14.0 million, pre-tax, restructuring charge recorded as loss on sale of single family loans during the fourth quarter 2006 and the $3.7 million increase in community banking fees due in part to the acquisition of The First National Bank of Bryan (FNBB) in May 2007.

For the quarter ended December 31, 2007, Franklin had non-interest income of $8.7 million, compared to non-interest income of $10.2 million for the quarter ended September 30, 2007, and a non-interest loss of $8.3 million for the quarter ended December 31, 2006. The reduction during the fourth quarter of 2007 from the previous quarter was primarily due to a decrease in the gain on the early extinguishment of debt.

For the years ended December 31, 2007 and 2006, non-interest expense was $149.2 million and $67.0 million, respectively. The increase from the prior year relates to the estimated goodwill impairment of $65.0 million and all other expense categories except loan expenses. The $5.6 million combined increase in salaries and benefits and occupancy expenses is related to the expansion of our community banking and commercial lending businesses, the acquisition of FNBB and the full-year impact of the branch purchase from Equity Bank. Core deposit amortization increased by $1.2 million as a direct result of the acquisition of FNBB. The $4.8 million increase in real estate owned expenses is a result of losses on the sale of single family properties, write-down on a commercial property and higher costs due to an increase in the number of foreclosed properties.

Non-interest expense was $91.8 million for the quarter ended December 31, 2007, compared to $21.4 million for the quarter ended September 30, 2007, and $16.5 million for the quarter ended December 31, 2006. The $70.4 million increase from the third to the fourth quarter of 2007 was mainly attributable to the estimated goodwill impairment and real estate owned expenses, partially offset by decreases in salaries and benefits from the closure of 12 mortgage offices during the third quarter and lower commissions resulting from reduced volume of single family loan originations.

Goodwill Impairment

As previously noted, Franklin recorded a $65.0 million estimated impairment charge for goodwill in the fourth quarter. Current accounting guidance requires that the goodwill be supported by the quoted market value of the company, and this impairment charge relates directly to the market value of the company as a whole. The complete analysis of the impairment charge required under the accounting standards has not yet been finalized and the final impairment charge is subject to change. The company does not expect the final charge to be materially different from this estimate.

Franklin’s community banking business continues to grow profitability and perform well. The goodwill was created by the acquisition of 8 community banks and 2 deposit acquisitions. Franklin believes that the community banking business has been, and continues to be, the core value of the company. For 2007, excluding acquisitions, total loan growth from the community bank was 19.9%, fee income growth exceeded 50% and deposits grew 5%.

Financial Condition

At December 31, 2007 Franklin's assets stood at $5.7 billion, which represents a 3% increase when compared to last year.

Franklin's loan portfolio totaled approximately $4.1 billion as of December 31, 2007, $4.2 billion as of September 30, 2007, and $4.7 billion as of December 31, 2006. The decrease at year-end 2007 from December 31, 2006 was due to a decrease of approximately $962 million in the single family portfolio resulting from the sale of $580 million of such loans in the first quarter of 2007 and the planned reduction of this portfolio. The two largest components of our loan portfolio are builder lines and single family loans, which comprise $1.2 billion and $1.8 billion, respectively.

Franklin’s builder business is geographically diversified over 23 states. The largest concentrations are in Texas (34%), Florida (12%) and Arizona with 8%. The following is the breakdown of the principal balances, by type and location, of this portfolio that exceed 2% of the total portfolio as of December 31, 2007 (in thousands):

State	Acquisition	Development	Construction	Total	%

Texas	$18,651	$161,075	$241,609	$421,335	34%
Florida	30,680	72,306	45,932	148,918	12%
Arizona	1,592	44,820	54,883	101,295	8%
Nevada		41,201	27,562	68,763	6%
New York		16,594	37,275	53,869	4%
Ohio		12,800	40,741	53,541	4%
Georgia		19,524	48,996	68,520	6%
Pennsylvania		34,285	16,972	51,257	4%
Michigan	11,490	3,883	33,486	48,859	4%
California		28,405	14,964	43,369	4%
South Carolina		-	37,516	37,516	3%
Illinois		3,936	27,871	31,807	3%
Other	2,723	60,281	34,712	97,716	8%

Total	$65,136	$499,110	$662,519	$1,226,765	100%

Franklin’s single family portfolio is also geographically diversified over 49 states. The largest concentration of this portfolio is in California and Texas. The following table is the geographic location of the single family mortgage loan portfolio for states that exceed 3% of the total portfolio as of December 31, 2007 (in thousands):

State	Amount	%

California	$598,369	33%
Texas	243,929	13%
Florida	137,445	7%
New York	75,721	4%
Virginia	64.480	4%
Massachusetts	64,360	4%
Maryland	55,850	3%
New Jersey	54,112	3%
Illinois	50,038	3%
Washington	46,582	3%
Other	444,407	23%

Total	$1,835,292

Franklin increased its allowance for loan losses by $23.5 million to $40.3 million at December 31, 2007 from $16.8 million at September 30, 2007. The increase is primarily the result of additional reserves recorded in the fourth quarter based on Franklin’s previously announced evaluation of its loan portfolio and a review of appropriate qualitative factors given the unprecedented market conditions prevalent in the industry nationwide. The $29.2 million provision for credit losses recorded during the fourth quarter consisted of $19.6 million for commercial and consumer loans and $9.6 million for single family loans. For 2007, Franklin increased its allowance for loan losses by $28.7 million, or 3.1 times net charge-offs of $9.2 million for the year. Net charge-offs for 2007 were 0.21% of average outstanding loan balances.

At December 31, 2007, $11.0 million of the allowance was allocated to single family loans, or 0.62% of the single family portfolio loans, and $23.6 million was allocated to the builder lines, or 1.91% of the builder line portfolio. Overall, the allowance was 1.03% of loans held for investment.

Nonperforming assets as a percentage of total assets increased to 2.18% or $124.6 million as of December 31, 2007. This compares to 1.20% or $68.9 million as of September 30, 2007 and 0.62% or $34.5 million at December 31, 2006. The allowance for credit losses for non-performing loans and REO was adjusted to the expected realizable value.

The increase in nonperforming assets at December 31, 2007 from September 30, 2007 is primarily due to the continued market value deterioration in the housing market resulting in nonperforming loans and previously disclosed bankruptcy filings of home builders for which the collateral is located in California, Georgia and South Carolina as well as an increase in single family delinquencies and foreclosures.

During the fourth quarter, Franklin had an increase in builder line REO. This increase is comprised of an in-substance foreclosure of the previously disclosed bankruptcy of a California builder of $7.2 million, and a net of write-down of $3.2 million, partially offset by $4.0 million in sales relating to a development located outside of Houston. Franklin expects to sell the remaining $7.8 million of this development property during the first half of 2008 with no additional write-down or loss anticipated.

The table below details Franklin’s nonperforming assets as of the dates indicated (in thousands):

	December 31,	September 30,	December 31,
	2007	2007	2006

Nonperforming Loans ("NPLs")
Single family	$8,166	$2,908	$12,383
Builder lines	75,361	26,104	110
Other commercial	334	182	384
Consumer	2,170	972	383
Total NPL's	86,031	30,166	13,260
REO, net
Single family	15,751	16,603	3,803
Builder lines	21,672	20,486	15,606
Other commercial	1,115	1,650	1,854

Total REO	38,538	38,739	21,263

Total Nonperforming Assets	$124,569	$68,905	$34,523

Corporate Overview

Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin's common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through a preferred stock offering that is now trading on the AMEX under the ticker symbol FBK-P.

Through its subsidiary, Franklin Bank, S.S.B., Franklin offers a wide variety of commercial products that allow it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its "trusted financial advisors" and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage and trust services. For more information, you can visit its website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Information

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call

A conference call to discuss the financial results will be held on Friday, February 1, 2008, at 10:00 a.m. CT and will be hosted by Anthony J. Nocella, President and Chief Executive Officer. The telephone number for the conference call is 1-877-718-5099. Participants calling from outside the United States may dial 1-719-325-4779. The passcode "1189741" is required to access the call. Please call in 10 minutes before the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Friday, February 1, 2008 through midnight on February 15, 2008. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode "1189741" is required to access the replay of the call.

Contact: Russell McCann 713-339-8999

FRANKLIN BANK CORP. CONSOLIDATED BALANCE SHEET (in thousands) (Unaudited)

	December 31,	September 30,	December 31,
	2007	2007	2006
Assets
Cash and cash equivalents	$217,289	$94,233	$87,783
Receivables under resale agreements	156,236	108,124	-
Trading securities	47,223	93,382	-
Securities held to maturity, at amortized cost	399,297	384,563	-
Securities available for sale, at fair value	283,055	226,005	348,952
FHLB stock and other investments	91,149	91,405	99,937
Loans, net
Single family	1,865,042	1,941,191	2,826,730
Commercial	1,969,818	1,980,085	1,750,701
Consumer	263,258	333,293	110,302
Allowance for credit losses	(40,347)	(16,825)	(11,671)
Loans, net	4,057,771	4,237,744	4,676,062
Goodwill	185,250	251,876	153,487
Other intangible assets, net	30,087	33,791	14,548
Premises and equipment, net	44,083	38,072	28,208
Real estate owned	38,820	39,032	22,031
Other assets	172,324	148,414	106,359
Total assets	$5,722,584	$5,746,641	$5,537,367

Liabilities
Deposits	$2,947,612	$2,883,477	$2,631,964
FHLB advances	2,100,693	2,107,249	2,309,745
Convertible senior notes	79,865	82,758	-
Subordinated notes	123,250	123,238	108,093
Other liabilities	58,709	71,755	54,839
Total liabilities	5,310,129	5,268,477	5,104,641

Stockholders' equity
Preferred stock	86,250	86,250	86,250
Common stock	254	254	236
Paid-in capital	306,580	306,217	281,207
Retained earnings	20,516	86,614	67,380
Accumulated other comprehensive income:
- Unrealized gains (losses) on securities
available for sale, net	(1,145)	(1,171)	(2,347)
Total stockholders' equity	412,455	478,164	432,726
	$5,722,584	$5,746,641	$5,537,367

FRANKLIN BANK CORP. STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Quarter Ended
	December 31, 2007	September 30, 2007	December 31, 2006
Interest income
Cash equivalents and short-term investments	$3,987	$2,818	$1,706
Trading securities	1,116	1,527	-
Securities	10,278	7,592	4,754
Loans	70,541	74,294	75,338
Total interest income	85,922	86,231	81,798

Interest expense
Deposits	29,478	28,766	28,182
FHLB advances	27,213	26,706	28,057
Convertible senior notes	855	1,064	-
Subordinated notes	2,297	2,309	2,044
Other	11	8	11
Total interest expense	59,854	58,853	58,294

Net interest income	26,068	27,378	23,504
Provision for credit losses	29,240	2,539	2,440
Net interest income (loss) after provision for credit losses	(3,172)	24,839	21,064

Non-interest income
Loan fee income	1,788	2,023	1,534
Deposit fees	3,093	2,865	1,615
Gain (loss) on sale of single family loans and mortgage servicing rights valuation, net	199	947	(13,123)
Gain on sale of student loans, net	130	216	-
Gain on early extinguishment of debt	596	2,334	-
Gain on sale of securities	817	189	-
Bank owned life insurance	1,085	1,003	111
Other	943	654	1,550
Total non-interest income (loss)	8,651	10,231	(8,313)

Non-interest expense
Salaries and benefits	10,046	10,446	9,092
Data processing	1,927	2,049	1,564
Occupancy	2,514	2,469	1,873
Professional fees	1,814	1,077	1,215
Loan expenses	591	784	432
Core deposit amortization	494	804	327
Real estate owned	5,378	540	(478)
Goodwill impairment	65,000	-	-
Other	3,986	3,221	2,444
Total non-interest expenses	91,750	21,390	16,469
Income (loss) before taxes	(86,271)	13,680	(3,718)
Income tax expense (benefit)	(21,790)	4,514	(1,323)
Net income (loss)	$(64,481)	$9,166	$(2,395)
Net income (loss) available to common stockholders	$(66,099)	$7,549	$(4,012)

Basic earnings per common share	$(2.64)	$0.30	$(0.17)

Diluted earnings per common share	$(2.64)	$0.30	$(0.17)

FRANKLIN BANK CORP. STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Year Ended December 31,
	2007	2006
Interest income
Cash equivalents and short-term investments	$12,451	$7,471
Trading securities	6,645	-
Securities	24,722	18,640
Loans	287,754	264,948
Total interest income	331,572	291,059

Interest expense
Deposits	112,134	96,587
FHLB advances	106,634	94,120
Convertible senior notes	2,704	-
Subordinated notes	8,815	7,491
Other	22	143
Total interest expense	230,309	198,341

Net interest income	101,263	92,718
Provision for credit losses	33,301	3,804
Net interest income after provision for credit losses	67,962	88,914

Non-interest income
Loan fee income	8,195	6,611
Deposit fees	9,986	6,268
Gain (loss) on sale of single family loans and mortgage servicing rights valuation, net	3,620	(8,471)
Gain on sale of student loans, net	346	-
Gain on early extinguishment of debt	2,930	-
Gain (loss) on sale of securities	1,006	(2)
Bank owned life insurance	4,211	302
Other	3,036	3,965
Total non-interest income	33,330	8,673

Non-interest expense
Salaries and benefits	39,170	35,120
Data processing	7,231	6,863
Occupancy	9,015	7,464
Professional fees	4,692	3,365
Loan expenses	2,267	2,317
Core deposit amortization	2,262	1,024
Real estate owned	6,845	1,526
Goodwill impairment	65,000	-
Other	12,721	9,332
Total non-interest expenses	149,203	67,011
Income (loss) before taxes	(47,911)	30,576
Income tax expense (benefit)	(9,131)	11,196
Net income (loss)	$(38,780)	$19,380
Net income (loss) available to common stock shareholders	$(45,249)	$15,517

Basic earnings per common share	$(1.86)	$0.66

Diluted earnings per common share	$(1.85)	$0.65

FRANKLIN BANK CORP. YIELD ANALYSIS (dollars in thousands) (Unaudited)

	Quarter Ended
	December 31, 2007			September 30, 2007			December 31, 2006
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$180,600	$2,864	6.21%	$106,396	$1,641	6.04%	$43,446	$578	5.21%
Trading securities	69,270	1,116	6.39	109,844	1,527	5.52	-	-	-
FHLB stock and other investments	91,572	1,123	4.87	87,694	1,177	5.32	92,003	1,128	4.86
Securities available for sale	284,647	4,215	5.92	270,118	3,742	5.54	360,561	4,754	5.71
Securities held to maturity	396,295	6,063	6.12	256,811	3,850	6.00	-	-	-
Loans
Single family	1,902,658	28,458	5.98	2,002,369	29,309	5.85	2,842,111	40,316	5.67
Builder lines	1,283,133	23,565	7.29	1,270,876	27,070	8.45	1,099,510	23,513	8.48
Commercial real estate	536,091	10,228	7.57	495,434	9,824	7.87	326,142	6,261	7.62
Mortgage banker finance	105,414	1,888	7.10	105,790	2,034	7.63	137,353	2,580	7.45
Commercial business	81,569	1,441	7.01	79,138	1,471	7.38	38,161	701	7.29
Consumer	276,695	4,961	7.11	253,250	4,586	7.19	109,571	1,967	7.12
Total loans	4,185,560	70,541	6.69	4,206,857	74,294	7.01	4,552,848	75,338	6.57
Total interest-earning assets	5,207,944	85,922	6.55	5,037,720	86,231	6.79	5,048,858	81,798	6.43
Non-interest-earning assets	563,568			563,958			288,310
Total assets	$5,771,512			$5,601,678			$5,337,168

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$277,694	$1,960	2.80%	$243,397	$1,578	2.57%	$156,715	$609	1.54%
Money market and savings	396,071	3,011	3.02	409,047	3,511	3.41	255,158	1,982	3.08
Certificates of deposit	1,085,151	13,104	4.79	1,059,804	12,641	4.73	834,622	9,304	4.42
Non-interest bearing deposits	292,499	-	-	304,251	-	-	151,251	-	-
Total community banking	2,051,415	18,075	3.50	2,016,499	17,730	3.49	1,397,746	11,895	3.38
Wholesale and money desk	861,365	11,403	5.25	821,640	11,036	5.33	1,195,497	16,287	5.41
Total deposits	2,912,780	29,478	4.02	2,838,139	28,766	4.02	2,593,243	28,182	4.31

FHLB advances	2,117,053	27,213	5.03	2,015,224	26,706	5.19	2,142,418	28,057	5.12
Convertible senior notes	80,514	855	4.16	95,347	1,064	4.37	-	-	-
Subordinated notes	123,246	2,297	7.29	123,202	2,309	7.33	108,074	2,044	7.40
Other borrowings	1,460	11	3.01	724	8	4.24	783	11	-
Total interest-bearing liabilities	5,235,053	59,854	4.50	5,072,636	58,853	4.57	4,844,518	58,294	4.74
Non-interest-bearing liabilities and
stockholder's equity	536,459			529,042			492,650
Total liabilities and
stockholder's equity	$5,771,512			$5,601,678			$5,337,168

Net interest income/interest rate spread		$26,068	2.05%		$27,378	2.22%		$23,504	1.69%

Net yield on interest-earning assets			2.02%			2.19%			1.88%

Ratio of average interest-earning assets
to average interest-bearing liabilities			99.48%			99.31%			104.22%

FRANKLIN BANK CORP. YEAR-TO-DATE RATE VOLUME (dollars in thousands) (Unaudited)

	Year Ended December 31,
	2007			2006
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$133,919	$7,730	5.69%	$66,006	$3,210	4.79%
Trading securities	117,589	6,645	5.65	-	-	-
FHLB stock and other investments	89,247	4,721	5.29	88,704	4,261	4.80
Securities available for sale	243,366	13,441	5.52	366,164	18,640	5.09
Securities held to maturity	187,470	11,281	6.02	-	-	-
Loans
Single family	2,084,483	121,661	5.84	2,796,836	151,043	5.40
Builder lines	1,253,683	102,161	8.15	911,932	75,415	8.27
Commercial real estate	461,087	35,450	7.69	241,556	18,148	7.51
Mortgage banker finance	116,877	8,696	7.44	150,869	10,636	7.05
Commercial business	65,129	4,756	7.30	38,968	2,730	7.01
Consumer	206,538	15,030	7.28	97,075	6,976	7.19
Total loans	4,187,797	287,754	6.87	4,237,236	264,948	6.25
Total interest-earning assets	4,959,388	331,572	6.68	4,758,110	291,059	6.12
Non-interest-earning assets	495,725			288,485
Total assets	$5,455,113			$5,046,595

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$219,285	$5,215	2.38%	$174,340	2,696	1.55%
Money market and savings	354,447	11,594	3.27	247,449	6,836	2.76
Certificates of deposit	999,023	47,121	4.72	778,682	31,258	4.01
Non-interest bearing deposits	249,146	-	-	154,310	-	-
Total community banking	1,821,901	63,930	3.51	1,354,781	40,790	3.01
Wholesale and money desk	902,731	48,204	5.34	1,117,683	55,797	4.99
Total deposits	2,724,632	112,134	4.12	2,472,464	96,587	3.91

FHLB advances	2,036,877	106,634	5.20	2,020,917	94,120	4.59
Convertible senior notes	63,913	2,704	4.23	-	-	-
Subordinated notes	118,381	8,815	7.34	108,022	7,491	6.84
Other borrowings	636	22	3.51	2,389	143	5.88
Total interest-bearing liabilities	4,944,439	230,309	4.64	4,603,792	198,341	4.28
Non-interest-bearing liabilities and
stockholder's equity	510,674			442,803
Total liabilities and
stockholder's equity	$5,455,113			$5,046,595

Net interest income/interest rate spread		$101,263	2.04%		$92,718	1.84%

Net yield on interest-earning assets			2.06%			1.98%

Ratio of average interest-earning assets
to average interest-bearing liabilities			100.30%			103.35%

FRANKLIN BANK CORP. FINANCIAL HIGHLIGHTS (dollars in thousands except per share data) (Unaudited)

	Quarter Ended
	December 31, 2007		September 30, 2007	December 31, 2006
Common share data
Ending shares outstanding	25,369,078		25,370,936	23,588,856
Average shares outstanding-basic	25,046,172		25,038,937	23,417,376
Average shares outstanding-diluted	25,046,172		25,142,208	23,974,660

Basic earnings per share	$(2.64)		$0.30	$(0.17)
Diluted earnings per share	(2.64)		0.30	(0.17)

Common book value (period end)	$13.14		$15.74	$14.90
Common tangible book value (period end)	5.32		5.15	7.77

Average balances
Assets	$5,771,512		$5,601,678	$5,337,168
Interest-earning assets	5,207,944		5,037,720	5,048,858
Interest-bearing liabilities	5,235,053		5,072,636	4,844,518

Ratios
ROAA	(4.43%)		0.65%	(0.18%)
ROACE	(67.21%)		9.30%	(2.69%)
Net interest spread	2.05%		2.22%	1.69%
Net yield on interest-earning assets	2.02%		2.19%	1.88%
Efficiency Ratio	78.83%	(a)	58.67%	55.33%
Equity to assets (period end)	7.21%		8.32%	7.81%
Equity to assets (average)	8.04%		8.46%	8.18%
Tangible equity to tangible assets (incl. prfd)	3.88%		3.82%	5.06%
Capital ratios - (bank only):
Leverage ratio	7.06%		7.24%	7.22%
Tier 1 risk-based capital ratio	9.79%		9.71%	9.85%
Total risk-based capital ratio	11.17%		10.51%	10.15%

Asset quality
Nonperforming Loans ("NPLs")	$86,031		$30,166	$13,260
REO	38,538		38,739	21,263
Nonperforming Assets ("NPAs")	$124,569		$68,905	$34,523

NPLs as % of loans	2.10%		0.71%	0.28%
NPAs as % of assets	2.18%		1.20%	0.62%
Allowance to period end loan balance	0.98%		0.40%	0.25%
Allowance to average loan balance	0.96%		0.40%	0.26%

Branch and employee data
Full-time equivalent employees	754		788	627
Banking offices	46		46	39
Commercial lending offices	6		7	8
Retail mortgage offices	33		45	37
Wholesale mortgage origination offices	0		0	2

Loan portfolio
Held for sale
Single family	$80,347		$71,391	$682,205
Student loans	82,030		155,475	-
Total held for sale	$162,377		$226,866	$682,205

Held for investment
Single family	1,784,695		1,869,800	2,144,525
Builder lines	1,219,603		1,286,024	1,196,841
Other commercial	750,215		694,061	553,860
Consumer	181,228		177,818	110,302
Allowance for credit losses	(40,347)		(16,825)	(11,671)
Total held for investment	$3,895,394		$4,010,878	$3,993,857

Deposits
Community banking	$1,981,334		$2,042,554	$1,440,714
Wholesale and money desk	966,278		840,923	1,191,250
Total deposits	$2,947,612		$2,883,477	$2,631,964

(a) 2007 excludes goodwill impairment and 2006 excludes loss on restructuring.

FRANKLIN BANK CORP. FINANCIAL HIGHLIGHTS (dollars in thousands except per share data) (Unaudited)

	Twelve Months Ended December 31,
	2007			2006

Common share data
Ending shares outstanding	25,369,078			23,588,856
Average shares outstanding-basic	24,268,353			23,393,940
Average shares outstanding-diluted	24,484,622			23,871,951

Basic earnings per share	$(1.86)			$0.66
Diluted earnings per share	(1.85)			0.65

Common book value (period end)	$13.14			$14.90
Common tangible book value (period end)	5.32			7.77

Average balances
Assets	$5,455,113			$5,046,595
Interest-earning assets	4,959,388			4,758,110
Interest-bearing liabilities	4,944,439			4,603,792

Ratios
ROAA	(0.71%)			0.38%
ROACE	(10.46%)			5.63%
Net interest spread	2.04%			1.84%
Net yield on interest-earning assets	2.06%			1.98%
Efficiency Ratio	62.71%	(a	)	57.19%
Equity to assets (period end)	7.21%			7.81%
Equity to assets (average)	8.32%			7.84%
Tangible equity to tangible assets (incl. prfd)	3.88%			5.06%
Capital ratios - (bank only):
Leverage ratio	7.06%			7.22%
Tier 1 risk-based capital ratio	9.79%			9.85%
Total risk-based capital ratio	11.17%			10.15%

Asset quality
Nonperforming Loans ("NPLs")	$86,031			$13,260
REO	38,538			21,263
Nonperforming Assets ("NPAs")	$124,569			$34,523

NPLs as % of loans	2.10%			0.28%
NPAs as % of assets	2.18%			0.62%
Allowance to period end loan balance	0.98%			0.25%
Allowance to average loan balance	0.96%			0.28%

Branch and employee data
Full-time equivalent employees	754			627
Banking offices	46			39
Commercial lending offices	6			8
Retail mortgage offices	33			37
Wholesale mortgage origination offices	0			2

Loan portfolio
Held for sale
Single family	$80,347			$682,205
Student loans	82,030			-
Total held for sale	$162,377			$682,205

Held for investment
Single family	1,784,695			2,144,525
Builder lines	1,219,603			1,196,841
Other commercial	750,215			553,860
Consumer	181,228			110,302
Allowance for credit losses	(40,347)			(11,671)
Total held for investment	$3,895,394			$3,993,857

Deposits
Community banking	$1,981,334			$1,440,714
Wholesale and money desk	966,278			1,191,250
Total deposits	$2,947,612			$2,631,964

(a) 2007 excludes goodwill impairment and 2006 excludes loss on restructuring.